EXHIBIT 99.1

Sevcon Reports Financial Results for Third Quarter Fiscal 2013

SOUTHBOROUGH, Mass., Aug. 6, 2013 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the third quarter of fiscal 2013 ended June 29, 2013.

Third-Quarter Fiscal 2013 Results Summary

  Revenues were $8.7 million, compared with $8.9 million in the third quarter of fiscal 2012, reflecting ongoing mixed conditions in the Company's markets.
  Operating income was $293,000, compared with $35,000 in the third quarter last year. Foreign currency fluctuations reduced operating income by $256,000 compared to the same period last year, due mainly to the weakness of the US dollar compared to the euro. Excluding the impact of currency, operating income was $514,000 higher than the same period last year.
  There was an income tax charge of $47,000 compared with an income tax benefit of $99,000, in the same period last year.
  Net income was $124,000, or $0.04 per diluted share, compared with net income of $156,000, or $0.05 per diluted share, a year earlier.

Nine-Month Fiscal 2013 Results Summary

  Revenues were $23.3 million, compared with $27.5 million in the first nine months of fiscal 2012. This decline reflected a continuation of product demand fluctuations in most of the Company's markets that began in the fourth quarter of fiscal 2012. Foreign currency exchange rates were similar to last year's nine-month period and had little effect on reported sales.
  Operating loss was $1.4 million, which includes a $605,000 restructuring charge in the second quarter of this fiscal year, compared with operating income of $982,000, which included $159,000 in U.K. government grant income, in the first nine months of last year.
  Net loss was $1,116,000, or $(0.33) per share, compared with net income of $910,000, or $0.27 per diluted share, for the first nine months of fiscal 2012.

Management Comments

"Sevcon's third-quarter results were in line with our expectations," said President and CEO Matt Boyle. "Our traditional off-road business was up robustly year-over-year, particularly in Asia, despite continued weakness in the global mining sector. This growth was offset, however, by lower sales in our on-road business, primarily in Europe. At the same time, the restructuring initiatives we implemented in the second quarter are on track toward delivering the $2 million of annualized operating expense reduction that we anticipated."

"We are continuing to expand our portfolio of relationships with OEM and automotive suppliers in Europe, Asia and North America," Boyle said. "Leveraging our industry-leading technology in close cooperation with our customers, we are continuing to develop new solutions for making electric vehicles safer, more convenient and cheaper to run. We were recently awarded a grant by the local government in the U.K., equivalent to $450,000, to assist in the development of a new range of high-voltage controls, which will offset engineering spend on this project. The grant covers an expected 18-month development and implementation program. We also recently launched the first product in what we envision as a full line of Gen4 DC controllers, which will encompass products in a variety of sizes similar to the sizes we cover with our successful Gen4 AC controllers. We expect our Gen4 DC products to be highly price and performance competitive and well-suited to a large number of applications, especially in the global off-road construction and distribution markets."

"We believe that Sevcon is well-positioned for the challenges ahead," said Boyle. "Fundamentally, we are in the right place at the right time with our technology and products and with our expanding portfolio of OEM relationships, although our near-term visibility is cloudier than we would like. We are confident that, with our lower cost structure and conservative balance sheet, a more consistent recovery in end-market demand will enhance the operating leverage in our business. We remain committed to growth and improved profitability, and look forward to reporting continued progress toward these goals."

Third Quarter Fiscal 2013 Conference Call Details

Sevcon has scheduled a conference call to review its results for the third quarter of fiscal 2013 tomorrow, August 7, 2013 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the company's website at www.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company's website.

Third Quarter Fiscal 2013 Financial Highlights
(in thousands except per share data)

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	June 29	June 30	June 29	June 30
	2013	2012	2013	2012

Net sales	$8,675	$8,878	$23,332	$27,494

Operating income (loss)	293	35	(1,355)	982

Income (loss) before income taxes	171	57	(1,815)	1,058

Net income (loss)	$124	$156	$(1,116)	$910

Basic income (loss) per share	$0.04	$0.05	$(0.33)	$0.27

Diluted income (loss) per share	$0.04	$0.05	$(0.33)	$0.27

Average shares outstanding	3,365	3,341	3,356	3,330

Summarized Balance Sheet Data
(in thousands)

	June 29	September 30
	2013	2012
	(Unaudited)	(Derived from
		audited statements)
Cash and cash equivalents	$1,338	$2,823
Receivables	6,669	5,858
Inventories	5,820	6,346
Prepaid expenses and other current assets	1,535	1,932
Total current assets	15,362	16,949
Long-term assets	7,309	6,612
Total assets	$22,671	$23,561

Current liabilities	$7,291	$5,044
Liability for pension benefits	9,496	10,264
Other long-term liabilities	38	1,774
Stockholders' equity	$5,846	6,479
Total liabilities and stockholders' equity	$22,671	$23,561

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon's prospects for fiscal 2013 and beyond are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: global demand for electric vehicles may not grow as much as we expect; our customers' products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; and we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted. Please see the company's most recent forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         SEV@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com